Exhibit 10.2
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SUBLICENSE AGREEMENT
This Agreement is entered into by and between
bioMérieux S.A. (hereinafter referred to as “bioMérieux”),
a corporation of France
having its principal place of business at 69280 Marcy l’Etoile, France
and
Cepheid, (hereinafter referred to as “Licensee”),
a corporation of the State of California,
having its principal place of business at 904 Caribbean Drive, Sunnyvale California 94089, USA
WHEREAS, bioMérieux is the exclusive licensee, with the right to sub-license, of certain patents owned by Kainos Laboratories Inc. and Professor Keiichi Hiramatsu relating to the diagnosis of methycillin resistant Staphylococcus aureus;
WHEREAS, Licensee wishes to acquire rights under these patents for the purpose of developing, manufacturing, using and selling products for use in connection with its GeneXpert® and SmartCycler® platforms; and
WHEREAS, bioMérieux has the right to grant sub-licenses, and is desirous of sublicensing these patents to Licensee to the extent set forth herein.
NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:
Article 1. Definitions
1.1	The term “Affiliate” means, as to any party hereto, any entity, that is controlling, is controlled by, or is under common control with that party. “Control” shall mean the power to direct the management and policies of an entity through the direct or indirect ownership of at least 50% of the voting securities, by contract or otherwise.

1.2.	The term “Cepheid Platforms” means the GeneXpert® and the SmartCycler® platforms of Licensee that are described in Exhibit 2 hereto, including any improvements brought by

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Licensee during the term hereof that do not substantially modify the technical features and characteristics of these platforms, as these technical features and characteristics are described in Exhibit 2 hereto.

1.3	The term “Collaboration Sepsis Products” means products that are developed or will be developed under the Collaboration Agreement of January 16, 2007 between the Parties that are for testing for sepsis directly from blood and/or for hospital-acquired pneumonia directly from pulmonary samples obtained from bronchial alveolar lavage, BAL, and tracheal aspirates.

1.4	The term “Effective Date” means the last date of signature written below.

1.5	The term “Excluded Products” means products that test for sepsis in blood and/or for hospital-acquired pneumonia in pulmonary samples and that differ by only two or less than two pathogens from the panel of pathogens in the Collaboration Sepsis Products.

1.6.	The term “Field” means (i) human in-vitro diagnostics, to the exclusion of Collaboration Sepsis Products and Excluded Products, and (ii) all other diagnostic fields (including veterinary and environment testing).

1.7.	The term “Patents” means the patents and patent applications described in the attached Exhibit 1 hereto, as well as any patents subsequently granted to such applications including any substitutions, divisions, continuations, continuations in part, renewals, reissues, confirmations or registrations, foreign counterparts and extensions of the foregoing.

1.8.	The term “Net Sales” means the gross amounts actually invoiced to end-users by Licensee and/or its Affiliates, on sales, or other dispositions for value, of Products, less:
(i)	sales, use, value added taxes and/or other excise taxes or duties, if any, and less

(ii)	a lump sum fixed at [***] of the invoiced amount(s) (excluding V.A.T., if any) for the Products, which shall be deemed to cover all usual deductions such as trade, quantity and cash discounts, allowances or credits for returned products, insurance, packaging and transport costs
Products may be sold under a reagent rental agreement or analogous agreement, where a purchaser is provided an instrument for use in conjunction with the Product and the costs associated with the placement and use of the instrument are not separately billed, but instead represent some portion of the purchase price of the Product, such that the transaction does not enable determination of Net Sales solely with respect to a Product. In such event, the Net Sales for those units of such a particular Product that is sold on a reagent rental or analogous basis shall be calculated by multiplying for each Product, (i) the average Net Sales price per unit of said Product, during the royalty-paying period in question, to end users on other than a reagent rental or analogous basis, by (ii) the number of such units of said Product sold on a reagent rental or analogous basis during the period for which Net Sales is being calculated.

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In the event that a Licensed Product is testing for several bacteria including Staphylococcus aureus, Net Sales of such Licensed Products for purposes of determining royalties shall be calculated by dividing the Net Sales of such Product by the number of different genus of bacteria that are tested using such Licensed Product, provided however that the maximum number of genus taken into account for the purpose of this clause shall be limited to three (3). For example, the testing for Staphylococcus aureus, MRSA and MSSA using one Licensed Product accounts for one genus.

For Products sold by Licensee and/or its Affiliates to distributors, the Net Sales shall mean the gross amount actually invoiced to distributors by Licensee and/or its Affiliates, on sales, or other dispositions for value, of Products, increased by a mark-up of [***] of such gross amount, less the deductions allowed under sub-sections (i) and (ii) of the first paragraph of this Section 1.8 above.

Sales or other transfers of Products to Cepheid’s Affiliates or between Cepheid’s Affiliates and resold to third parties shall not constitute Net Sales of Products until the Products are sold to third parties who are not Affiliates.

1.9	The term “Products” means products, assays, diagnostic tests and/or kits designed solely for use on any of the Cepheid Platforms, the development, manufacture, use or sale of which would, but for the sublicense granted herein, infringe a Valid Claim of the Patents.

1.10	The term “Third Party License” means any royalty-bearing license agreement with a third party which is not an Affiliate of Licensee, entered into by Licensee with said third party, in the absence of which the manufacture, use, import or sale of Products by Licensee would constitute an infringement of the relevant technology, if patented, or a misappropriation, if unpatented.

1.11	The term “Valid Claim” means a claim of any unexpired patent or a claim pending in a patent application within the Patents which has not been withdrawn, cancelled, lapsed or disclaimed, or held permanently revoked, invalid or unenforceable by a court, government body or other tribunal of competent jurisdiction in a decision from which an appeal has not been or cannot be made.
Article 2. Licensing of Patents
2.1	bioMérieux hereby grants to Licensee a personal, non-transferable (except pursuant to Section 9.2), irrevocable, non-exclusive, worldwide sublicense under the Patents, for the sole purpose of developing, manufacturing, having manufactured, using, selling, offering for sale, importing and/or having sold Products under Licensee’s own and sole label in the Field for the duration of this Agreement.

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2.2	The sublicense granted to Licensee under Section 2.1 does not include the right for Licensee to grant sublicenses, except that Licensee may grant sublicenses to its Affiliates who agree to be bound by the terms hereof. Licensee shall remain liable to bioMérieux for any breach hereof by any of its Affiliates.

2.3	Licensee’s right to have the Products manufactured by a third party manufacturer is granted provided that the appointed third party manufacturer shall in no event be granted the right to also sell the Products.

2.4	The requirement of the use of Licensee’s own and sole label with respect to the Products does not preclude Licensee from adding the label of other licensors if required by the relevant licenses nor the label of a distributor provided that such other labels are less prominent than Licensee’s own label, and provided that such labelling shall not permit the equivalent of an OEM sublicense.

2.5	Licensee hereby accepts the sublicense granted to it hereunder at its own risks and undertakes to use its best efforts to develop, market and sell the Products in the whole world.

2.6	Licensee shall promptly inform bioMérieux of any improvements, whether patentable or not, on the technology covered by the Patents which it may at any time during this Agreement own, possess or control and Licensee shall offer to bioMérieux a worldwide license to develop, make, have made, use, sell, offer for sale, import and have sold any products using or incorporating such improvements. Such offer shall be made in writing, setting out the major terms, which shall be reasonable and commercially viable and be subsequently negotiated in good faith.

2.7	Licensee shall credit bioMérieux as the licensor of Patents in its promotional materials, including for example advertisements, package inserts and data sheets, intended for distribution to third parties as follows: “This product is sold under license from bioMérieux under US patent ......” or any such equivalent mutually agreed upon reference. Such reference shall be reasonably prominent and will be directly associated with information on the Product.

2.8	No rights are granted to Licensee outside the Field.
Article 3. Financial Terms, Records and Accounting
3.1.	In consideration of the rights granted under Article 2, Licensee shall pay bioMérieux on the Effective Date a non-refundable, non deductible lump sum payment of three million euros (€ 3,000,000) which payment shall not act as prepaid royalties creditable toward any running royalties due under this Agreement.

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3.2.	Furthermore, Licensee shall pay bioMérieux, as from the date of first commercial sale of a Product, a running royalty :
—	of [***] of the Net Sales of Products designed to be used in connection with the SmartCycler® platform; and

—	of the higher of [***] of the Net Sales and [***] per GeneXpert® MRSA cartridge, for Products designed to be used in connection with the GeneXpert® platform.
3.3.	In the event Licensee pays royalties under any Third Party License and provided that Licensee provides to bioMérieux written evidence of the existence and applicability of such Third Party License(s), the royalty rate under Section 3.2 shall be reduced by [***] of the royalty rate Licensee pays under such Third Party License with respect to the Products.

However, notwithstanding the foregoing, in no event shall the royalty rate under this Agreement fall below :
—	[***] of Net Sales of Products designed to be used in connection with the SmartCycler® platform and

—	for Products designed to be used in connection with the GeneXpert® platform, the higher of [***] of Net Sales and (ii) [***] per GeneXpert® MRSA cartridge.
3.4.	Licensee’s customers will have no royalty obligations to bioMérieux with respect to Products for which royalties are paid by Licensee pursuant to this Article 3.

3.5.	Licensee agrees to keep and cause its Affiliates to keep accurate records and books of account in accordance with good accounting practice, showing the information required to permit calculation of Net Sales and royalties under this Article and the verification of said calculation. These books and records shall be preserved for at least six (6) years from the date of the royalty payments to which they pertain.

3.6.	On or before the forty-fifth (45th) day of each calendar quarter during the term hereof, Licensee shall prepare and send to bioMérieux royalty reports for the previous calendar quarter. Said reports shall indicate quantity sold, as well as total sales and Net Sales, applicable rate reduction pursuant to Section 3.3, per Product and per country, under this Agreement for the previous calendar quarter and shall show the amount of royalty due with sufficient information to enable verification by bioMérieux. Sales to end-users and sales to distributors shall be clearly segregated in each report.

Licensee shall include payment of the amount of royalties shown to be due with such report. Reports shall be sent by Licensee to:
bioMérieux Business Development Department,
69280 Marcy l’Etoile,
France,
Fax n° +33 478 87 75 12.
3.7.	Upon thirty (30) days prior written notice and not more than once per calendar year, Licensee agrees to permit a certified public accountant appointed by bioMérieux and reasonably acceptable to Licensee to enter upon the premises of Licensee and/or its

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Affiliates (but only if such Affiliates have records pertinent to the calculation of royalties owed under this Agreement), during normal business hours, in order to inspect files and records directly pertaining to Net Sales and royalties owed under this Agreement for the purposes of verifying the accuracy of royalty amounts reported under this Agreement. The audit period shall only include quarters for which Licensee has closed its financial reporting records, in accordance with governmental requirements. Once examined, the royalty reports and payments shall be closed for that period. The certified public accountant must execute a confidentiality agreement reasonably acceptable to Licensee prior to the commencement of any audit.. The results of such audit will be the confidential information of Licensee; however, the certified public accountant may provide the results of the audit to bioMérieux. In the event any audit results in a change upward in any royalty payment of five percent (5%) or more for the audited period, Licensee shall pay the costs of such audit. Otherwise, such audit shall be at bioMérieux’s expenses. In any case, Licensee shall without delay pay to bioMérieux any underpayment of royalties, irrespective of the percentage or amount of such underpayment.

3.8.	Payment of all royalties hereunder shall be made in EUROs at the middle rate of exchange existing on the last day of the quarter to which the payment applies, as published in the Wall Street Journal (European Edition). On overdue payments, an annual interest rate will be paid at the lesser of ten percent (10%) per annum or the maximum interest rate then permissible under French law. Any such interest calculation would only be applied to each day the payment is past due as measured from the date of the check or wire transfer, i.e., 1/365 of the interest rate applied to the balance past due for each day past due.

3.9.	If laws or regulations of any government require withholding of income taxes or other taxes as may be imposed with regard to any payments due bioMérieux under this Section 3, Licensee shall make such withholding payments as may be required and shall subtract such withholding payments from such payments due bioMérieux. The Parties shall cooperate and sign all documents aiming at claiming exemption from or reducing such withholding tax under any applicable double taxation or similar treaty. Licensee shall submit proper evidence of payment or other required documentation of such taxes to bioMérieux.
Article 4. Duration
4.1.	This Agreement shall become effective on the Effective Date and shall, without prejudice to an earlier termination pursuant to this Agreement, remain in effect until the last to expire of the Patents.

4.2.	In the event either party breaches this Agreement, the other party may, in addition to all other rights and remedies it may have, terminate this Agreement by written notice. Such termination shall become effective on the date set forth in the notice of termination, but in

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no event shall it be earlier than sixty (60) days from the date of mailing thereof and shall have no effect if the breach has been cured within the said period of notice.

4.3.	If one of the parties hereto becomes insolvent or makes an assignment for the benefit of creditors or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against said party or a receiver or trustee of said party’s property is appointed, this Agreement may be terminated with immediate effect by written notice by the other party without any notice period.

4.4.	bioMérieux may terminate this Agreement in the event that Licensee, without the prior written consent of bioMérieux, assigns or transfers this Agreement in violation of Article 9.

4.5.	bioMérieux may terminate this Agreement with immediate effect in the event that Licensee directly or through a surrogate challenges the validity of any of the Patents or provides assistance to a third party knowing that such assistance will be used to challenge such validity.

4.6	Upon the expiration or sooner termination of this Agreement, any of the Products in inventory and not sold shall be deemed sold on the day such expiration or termination becomes effective and royalty shall be due as per Article 3. Licensee shall then be entitled to sell such Products.

4.7.	The termination of this Agreement shall not relieve Licensee from its obligation to pay bioMérieux all amounts, including royalties, that shall have accrued up to the effective date of termination.

4.8	Upon termination of this Agreement and subject to Section 4.6, all licences and rights granted to Licensee hereunder shall terminate.
Article 5. Entirety Clause — Modifications
5.1	This Agreement sets forth the entire agreement between the parties hereto relating to the subject matter of this Agreement and supersedes all prior agreements pertaining to said subject matter.

5.2	This Agreement may be modified only by a written document signed by the authorised representatives of each party.
Article 6. Warranty
6.1.	bioMérieux represents and warrants to Licensee that it has the full right and power to grant the sublicense to Licensee as set forth in this Agreement.

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6.2.	Except as specifically set forth in Section 6.1. herein, BIOMERIEUX MAKES NO REPRESENTATIONS AND GIVES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
In particular, with no limitation, nothing in this Agreement will be construed as :
(i)	A warranty or representation by bioMérieux as to the validity or scope of the Patents;

(ii)	A warranty or representation by bioMérieux that practice under the Patents is or will be free from infringement of any third parties’ patents or other intellectual property rights;

(iii)	Except as contemplated under Section 2.7, conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of bioMérieux; or

(iv)	Conferring by implication, estoppel, or otherwise any license or rights under any patents of bioMérieux other than the Patents.
6.3.	In the event Licensee becomes aware of infringement of the Patents by a third party, it will immediately notify bioMérieux thereof.

bioMérieux intends to use such reasonable efforts, as it in its sole discretion determines, to pursue infringers and enforce its rights under the Patents.

Licensee, at bioMérieux’s expense and request, shall render all reasonable assistance and cooperation in that regard. Any recoveries resulting from such action by bioMérieux shall be bioMérieux’s property.
Article 7. Applicable Law and Dispute Resolution
7.1.	This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of France, for all matters other than scope and validity of any patents, as to which the laws of the particular country where such patents are in dispute shall apply.

7.2.	The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter can not be resolved in the normal course of business, any interested party shall give the other party written notice of any

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such dispute not resolved, after which the dispute shall be referred to senior executives of both parties, who shall likewise attempt to resolve the dispute.

7.3.	If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s written notice, or if the parties fail to meet within twenty (20) days as from such notice, the parties shall endeavour to settle the dispute by mediation under the supervision of and in accordance with the CPR Model European Mediation Procedure.

Unless otherwise agreed, both parties or each individual party may request the CPR to appoint an independent mediator. The language of mediation shall be English and the seat of mediation shall be agreed upon by both parties and, in the event parties do not timely agree, the seat will be determined within France by the mediator.

7.4.	If the dispute has not been resolved by non-binding means as provided in Section 7.3 above within ninety (90) days of the initiation of such procedure or if one of the parties has informed the other party in writing that it is not willing to start or proceed with the mediation as contemplated in Section 7.3. hereof, the dispute shall be finally and exclusively settled by arbitration in Paris, by a single independent arbitrator appointed and acting in accordance with the Rules of Arbitration of the International Chamber of Commerce. The language of the arbitration shall be English. The arbitration shall be in lieu of any other remedy and the award shall be final, binding and enforceable by any court having jurisdiction for that purpose.

7.5.	This Article shall, however, not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.
Article 8. Miscellaneous provisions
8.1.	All notices which shall or may be given hereunder shall be in writing in English and shall be made by prepaid registered mail or express courier or fax (confirmed by registered mail or express courier) addressed to the recipient at the addresses herein stated, or at such other address as a party may from time to time designate:
bioMérieux SA
69280 Marcy l’Etoile
France
Attn.: Corporate General Counsel
Fax: 33.4.78.87.53.70
and
Cepheid Inc.
904 Caribbean Drive,

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Sunnyvale California 94089, USA
Attn.: General Counsel
Fax: (408) 400-8305
8.2.	The invalidity or unenforceability of any terms of this Agreement under any applicable law shall not affect the validity of its remaining terms. In such case, the parties shall agree without delay on a valid substitute term which shall approximate as closely as possible the purpose of the invalid or unenforceable term.

8.3.	Licensee warrants that its’ Affiliates that have been granted sublicenses under Section 2.2 will be bound by the terms and conditions of this Agreement and will assume the rights and obligations set out herein.

8.4.	A failure by either Party to exercise or enforce any right conferred on it by this Agreement shall not be considered a waiver of such right nor operate so as to preclude the exercise or enforcement thereof at any subsequent time or on any subsequent occasion.
Article 9. Assignment
9.1	bioMérieux shall have the right to assign this Agreement to, or delegate its obligations hereunder to be performed by any successor, Affiliate of bioMérieux or third party. Any such successor shall be bound by all terms of this Agreement.

9.2	This Agreement is not assignable by Licensee without the prior written consent of bioMérieux, except that no such consent is required to assign this agreement to the acquirer of all or substantially all of Licensee’s assets to which this Agreement pertains. Any such successor shall be bound by all terms of this Agreement.
Article 10. Hold harmless
Licensee shall defend, indemnify and hold harmless bioMérieux from and against any and all claims, demands, damages, losses and expenses, including attorney’s fees to the extent arising from or in connection with third party claims, suits, actions, demands or judgments, relating to the development, manufacture, use or sale of the Products.
Article 11. Limitation of Liability
In no event will a party’s aggregate liability to the other party for all damages arising under this Agreement exceed Fifteen Million US dollars.
EXCEPT AS SPECIFICALLY SET FORTH HEREIN, IN NO EVENT WILL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER PARTY ARISING FROM TORT OR CONTRACT FOR LOSS OF BUSINESS OPPORTUNITY OR PROFIT, OR FOR

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SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, UNLESS SUFFERED AS A RESULT OF ITS WILFUL MISCONDUCT.
Article 12. Confidentiality
Each party to this Agreement agrees that any information obtained by it from the other party pursuant to this Agreement, including the major terms of this Agreement, shall be kept in the strictest confidence and shall only be used for the proper performance of this Agreement. Confidential information of the disclosing party may not be disclosed by the recipient to any third party except to employees and agents of the recipient that have a need to know such confidential information to perform recipient’s obligations or exercise recipient’s rights under this Agreement and who have executed a written confidentiality agreement or are bound by confidentiality obligations at least as protective of disclosing party’s confidential information as the terms of this Agreement. A party’s obligations with respect to confidential information shall not apply to information which:
a)	is in or becomes part of the public domain otherwise than by breach of this Agreement; or

b)	the recipient can demonstrate was in its possession at the date of receipt thereof; or

c)	is legally received by the recipient from a third party having the legal right to transmit the same; or

d)	is independently developed by the recipient or any of its Affiliates without the benefit of any disclosure by the disclosing party.
In the event the recipient is required by judicial or administrative process to disclose confidential information of the other party, it shall promptly notify said party thereof so that said party may oppose such process or reduce the scope of such disclosure.
bioMérieux shall be entitled to disclose the terms of this Agreement and the royalty reports received from Licensee to its licensors of the Patents under confidentiality terms substantially similar to those contained herein.
The foregoing obligation shall cease five (5) years after termination or expiration of this Agreement.
Neither party shall issue any press release or other publicity materials, or make any external presentations with respect to the existence, terms and conditions of this Agreement without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing obligations of confidentiality in this Article 11, each party may determine in its respective reasonable discretion to file this Agreement with the Security and Exchange Commission or any foreign equivalent (e.g., in a Quarterly Report on Form 10-Q or

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Annual Report on Form 10-K or any foreign equivalent) or as otherwise required by law, regulation or the rules of any securities exchange on which such party’s securities are traded. The filing party shall seek confidential treatment for at least the financial terms hereof in connection with any such filing, subject to applicable law, regulation or rule of any applicable securities exchange, and shall so notify the other sufficiently in advance to enable the other party to comment and advise on the proposed filing.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by their duly authorized officers.

For and on behalf of	For and on behalf of
bioMérieux S.A.	Cepheid
Date: January 16, 2007	Date: January 16, 2007

/s/ Stéphane Bancel	/s/ Joseph H. Smith
Name: Stéphane Bancel	Name: Joseph H. Smith
Title: Directeur Général Délégué	Title: Senior Vice President, General Counsel

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Exhibit 1
Patents

Docket Number	00166

Title	Diagnostic method

Inventor(s)	HIRAMATSU Keiichi
ITO Teruyo
AWAYA Akira
OHNO Hiroie
HAYASHI Tsukasa
Internal Reference	MRSA
Current Owner	Kainos Laboratories Inc.
Applicant	Kainos Laboratories Inc.
First Filing Date	23/02/1996

Memo Fields	Disclosed is a specific identification method of an MRSA and MRC-NS, which is speedy, simple and reliable. Specifically, the present invention provides a diagnostic method of an MRSA or MRC-NS, which comprises performing a reaction with a sample by making combined use of a part of a mecDNA, which is an integrated adventitious DNA existing on a chromosome of the MRSA or MRC-NSA and carrying an mecA gene thereon, and a part of a nucleotide sequence of a chromosomal DNA surrounding the integrated DNA; and also a diagnostic method of an MRSA or MRC-NS by PCR, LCR or hybridization, which comprises performing a reaction with a sample by using a nucleotide sequence of a chromosomal DNA surrounding an integrated site of a mecDNA in a chromosome of an MSSA or MSC-NS, wherein said method makes use of an occurence of a negative reaction when said sample contains a mecDNA integrated therein.

Country	Application Number	Application Date	Publication Number	Publication Date	Patent Number	Grant Date	Expiration Date	Status
AU	AU1810997	21/02/1997	WO9731125	28/08/1997	AU696462	10/09/1998	21/02/2017	Granted

CA	CA2218476	21/02/1997	WO9731125	28/08/1997	CA2218476	18/06/2002	21/02/2017	Granted

DE	EP97903593.8	21/02/1997	WO9731125	28/08/1997	EP/DE0887424	11/01/2006	21/02/2017	Granted

EP	EP97903593.8	21/02/1997	WO9731125	28/08/1997	EP0887424	11/01/2006	21/02/2017	Inactive

FR	EP97903593.8	21/02/1997	WO9731125	28/08/1997	EP/FR0887424	11/01/2006	21/02/2017	Granted

GB	EP97903593.8	21/02/1997	WO9731125	28/08/1997	EP/GB0887424	11/01/2006	21/02/2017	Granted

JP	JP6037396	23/02/1996	WO9731125	28/08/1997				Filed

US	US08945810	21/02/1997	WO9731125	28/08/1997	US6156507	05/12/2000	21/02/2017	Granted

WO	PCT/JP97/00487	21/02/1997	WO9731125	28/08/1997				Inactive

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Exhibit 2
Description of the Cepheid Platforms
Cepheid Platforms are of two types: those with automated sample preparation, as in the Cepheid GeneXpert® instrument, and those without automated sample preparation, as in the Cepheid SmartCyler® instrument. Each of these platforms is a thermal cycler that has the following characteristics:
a.	It is primarily intended for use in the automated performance of the polymerase chain reaction (PCR) process;

b.	It has one or more core modules, each one of which is a self-contained thermal cycler;

c.	Each core module can cycle between two or more temperatures; however, each core module can be programmed to follow essentially any temperature profile of biological relevance;

d.	Each core module is configured for receiving a single reaction vessel, and the platform is programmable so that the temperature profile for thermal cycling each reaction vessel can be controlled independently of any other reaction vessel by independently controlling each core module, regardless of whether the reactions are thermal cycled simultaneously, sequentially or otherwise;

e.	Each core module in its base configuration has an integrated reading system for detecting signals from a reaction vessel inserted into the core module. However, in an optional configuration, the platforms have a separate detection system for reading signals from a reaction vessel that contains a micro-array of nucleic acid reaction locations, wherein the reaction vessel and micro-array are arranged such that each location in the micro-array is exposed to the same, common, reagent environment in the reaction vessel; and

f.	Each platform is marketed, distributed, sold, leased or otherwise transferred using trademarks owned or controlled by Cepheid.